Exhibit 4.26

Exclusive Technology Support and Services Agreement

This Exclusive Technology Support and Services Agreement (“this Agreement”) is entered into by and between the following parties below in Beijing, PRC as of February 12, 2011:

Party A: Beijing Perfect World Software Co., Ltd.

Address: Building 306, No. 86 Beiyuan Road, Chaoyang District, Beijing, PRC

Party B: Perfect World (Beijing) Pictures Co., Ltd.

Address: 9/F, Huakong Tower, Building 3, No.1 Yard, Shangdi East Road, Haidian District, Beijing, PRC

WHEREAS:

(1) Party A is a wholly foreign-owned enterprise incorporated and existing under the laws of the People’s Republic of China (the “PRC”), which is engaged in the R&D and transfer of game software technologies, technology consultancy and technology services;

(2) Party B is a limited liability company incorporated and existing under PRC law, which is engaged in the business of film and television program production and distribution services; and

(3) Party A hereby agrees to provide technology support and services to Party B and Party B hereby agrees to accept Party A as its exclusive technology service provider;

NOW, THEREFORE, Party A and Party B, through negotiations, hereby agree as follows:

Article 1 Providence of Services and Sole and Exclusive Interests

1.1 Party A agrees, as the exclusive technology support and services provider of Party B, to provide the technology support and technology services relating to the business operations to Party B in accordance with the provisions of this Agreement, including, but not limited to:

(a) Provide technology consulting opinions on the technical questions regarding equipment, software, graphics processing, animation creation and digital technologies etc., as may be raised by Party B, from time to time;

(b) Be responsible for the ongoing maintenance, debugging and troubleshooting of Party B’s related equipment and software;

(c) Based on Party B’s requests that are made from time to time, perform relevant investigations concerning Party B’s technical problems and requirements during operations, acquire relevant data and materials, provide the investigation findings and reports within the time limit required by Party B and also provide Party B, including, but not limited to, the technical design, schemes, drawings, data, parameters, standards, computer software, programs, databases, technical research results of the same type, reports and materials in connection with technical problems;

(d) Provide other related technology support and technology services for Party B in accordance with the provisions of this Agreement.

1.2 Party B agrees to accept the exclusive technology consulting and services provided by Party A and further agrees that, during the term of this Agreement, Party B shall not accept such technology consulting and services for the aforesaid business from any third party (unless those determined by Party A) without the prior written consent of Party A.

1.3 Any and all rights, titles, interests and intellectual property rights (including, but not limited to, copyright, patent right, know-how, trade secrets, etc) resulting from the performance of this Agreement, whether development is carried out by Party A independently or on the basis of Party B’s intellectual property rights or by Party B on the basis of Party A’s intellectual property rights, shall belong solely and exclusively to Party A. Party B shall not claim any title, intellectual property right and any other right and interest against Party A.

If development is carried out by Party A on the basis of Party B’s intellectual property rights, Party B shall ensure that its intellectual property rights are free of any defect. Otherwise, the losses, if any, caused to Party A shall be borne by Party B.

1.4 Party B undertakes that if it intends to engage in any business cooperation with any other enterprise, it shall obtain the prior consent of Party A and under the equal conditions, Party A or any of its affiliates shall have the right of first refusal with respect to such business cooperation with Party B.

Article 2 Calculation and Payment of Services Fee

2.1 Both parties agree that as the consideration of the technology support and technology services provided by Party A to Party B under Article 1.1 hereof, Party B shall pay a services fee to Party A, which shall be 5%-30% of Party B’s monthly business income. The amount of services fee shall be determined by both parties based on the following factors:

(a) The technical difficulty and complexity of technology support and technology services;

(b) The time spent by Party A’s employees on technology support and technology services;

(c) The specifics and commercial value of technology support and technology services; and

(d) The market reference price of the same type of technology support and technology services

2.2 Party A shall summarize services fee on a quarterly basis and inform Party B. Within ten business days after receiving such notice, Party B shall pay the services fee to the bank account designated by Party B. Where Party B fails to pay the service fee and other expenses pursuant to the provisions of this Agreement, Party B shall pay to Party A a penalty interest on the overdue sum at an annual interest rate of 10%.

2.3 If Party A is of the opinion that the services pricing mechanism as set out in this Article becomes inappropriate for whatsoever reason and needs to be adjusted, Party B shall, within seven business days after receiving the written notice regarding fee adjustment from Party A, negotiate with Party A actively and in good faith so as to determine the new fee standard or mechanism. Otherwise, Party B shall be deemed as having accepted the service fee adjustment.

2.4 The foregoing fee adjustment shall not affect the validity of this Agreement and the performance by both parties of the other obligations under this Agreement.

Article 3 Term

3.1 The valid term of this Agreement shall be from the effective date of this Agreement to August 21, 2026. The time of providence of services shall be counted from the effective date of this Agreement.

Article 4 Representations and Warranties of both Parties

4.1 Party A hereby represents and warrants as follows:

4.1.1 Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under PRC law, which has good business records;

4.1.2 Party A has and possesses the technical capability and experience necessary to provide the technology support and technology services as prescribed in this Agreement and guarantees enough consulting forces and personnel to provide the business consulting services to Party B; and

4.1.3 Upon execution, this Agreement will constitute a legal, valid and binding obligation of Party A.

4.2 Party B hereby represents and warrants as follows:

4.2.1 Party B is a limited liability company duly incorporated and validly existing under PRC law, which is entitled to engage in the business in film and television program production and distribution;

4.2.2 Party B’s business activities do not violate laws, regulations or government policies. Party B acknowledges that Party A has the right to audit its business activities. If Party A reasonably judges that Party B’s business activities have contravened laws, regulations or government policies, it shall be entitled to request Party B to cure such violations in time. Otherwise, Party A is entitled to terminate this Agreement;

4.2.3 The performance of this Agreement by Party B is within its corporate power and business scope. Party B has obtained appropriate authorizations, and has obtained consents and approvals from other third parties or government agencies. The execution and performance of this Agreement by Party B does not violate the laws and contracts binding upon or influencing Party B;

4.2.4 Within the valid term of this Agreement, Party A is the sole provider of the technology support and technology services under this Agreement provided to Party B. Without Party A’s written consent, Party B shall not solicit any third party to provide for it the technology support and technology services identical or similar to those as provided by Party A under this Agreement; and

4.2.5	Upon execution, this Agreement will constitute a legal, valid and binding obligation of Party B.

Article 5 Intellectual Property Rights and Confidentiality

5.1 Any and all intellectual property rights provided by Party A for Party B with respect to the technology support and technology services under this Agreement, including, but not limited to, copyright, patent right, know-how, trade secrets, etc, shall belong solely and exclusively to Party A. Without Party A’s written consent, Party B shall not transfer or license these intellectual property rights to any third party.

5.2 Party B agrees to take all reasonable steps to protect and maintain the confidentiality of the confidential data and information acknowledged or received by Party B through accepting the technology support and services from Party A (collectively, the “Confidential Information”). Party B shall not disclose, give or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon termination of this Agreement, Party B shall, at Party A’s request, return any and all documents, information or software containing any of such Confidential Information to Party A or destroy it at its own discretion, and delete all of such Confidential Information from any memory devices, and cease to use such Confidential Information. Party B shall cause its employees, agents or consultants to comply with these obligations.

5.3 Both parties agree that their respective confidential obligations shall survive the modification or termination of this Agreement until the Confidential Information is or becomes public domain.

5.4 Party B undertakes that if it violates the foregoing provisions, it will compensate the losses thus incurred to Party A.

Article 6 Claims

6.1 Party B shall be fully responsible for any and all claims made by any person due to Party B’s failure to comply with Party A’s instructions or improper use of Party A’s intellectual property rights or inappropriate technical operations. Where Party B finds that any person uses Party A’s intellectual property rights without lawful authorization, Party B shall forthwith notify Party A and assist in any action taken by Party A.

Article 7 Early Termination

7.1 Should either party be involved in any of the following situations, this Agreement shall be automatically terminated, i.e. it files a petition for bankruptcy, or is declared to be bankrupt or has a petition for bankruptcy filed, or is insolvent or wound up.

7.2 Within the valid term of this Agreement, Party B shall not terminate this Agreement prematurely. Otherwise, Party B shall pay liquidated damages of RMB 2 million to Party A and compensate all losses thus incurred to Party A, together with the services fee of the services already completed by Party A. Party A is entitled to terminate this Agreement at any time by giving a written notice 30 days in advance to Party B. Where Party B’s default results in the premature termination of this Agreement by Party A, Party B shall pay liquidated damages of RMB 2 million to Party A and compensate all losses thus incurred to Party A.

7.3 Within the valid term of this Agreement, Party A may terminate this Agreement by giving a notice 30 days in advance to Party B.

7.4 The termination of this Agreement by either party according to Article 8 shall not affect its other rights under this Agreement.

7.5 The rights and obligations of both parties in Articles 5 and 8 shall survive the termination of this Agreement.

Article 8 Indemnity

8.1 Where Party B violates the provisions of this Agreement, Party B shall compensate Party A’s losses according to Articles 2.2 and 7.2 hereof.

8.2 Party B shall indemnify, assist in defending and hold Party A harmless from and against any and all claims, indemnities, liabilities, costs and expenses to be borne by Party A in the lawsuit or proceedings between any indemnitor and any indemnitee or between any indemnitee and any third party arising from or caused by Party B’s violation of its warranties, representations or other provisions under this Agreement.

Article 9 Applicable Law and Dispute Resolution

9.1 This Agreement shall be governed and interpreted by the PRC laws.

9.2 Any dispute arising from or out of the interpretation or performance of or in connection with this Agreement shall first be settled by both parties through friendly negotiations or mediation. In case no settlement can be reached, such dispute may be referred to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitral award shall be final and binding upon both parties. Arbitration costs shall be borne by the losing party, unless otherwise awarded by the arbitral award.

Article 10 Force Majeure

10.1 Should the performance of this Agreement be delayed or hindered due to any Event of Force Majeure, the prevented party shall not be liable therefor only to the extent being delayed or hindered.

10.2 Force Majeure means any unforeseen event that is beyond the party’s reasonable control and cannot be prevented with reasonable care of the affected party, including but not limited to acts of governments, acts of nature and war, etc. However, any insufficiency of creditworthiness, capital or financing shall not be regarded as an event beyond the party’s reasonable control.

10.3 The party seeking the exemption from its liabilities under this Agreement or any provision thereof owing to an Event of Force Majeure shall, without undue delay, inform the other party of such exemption and the steps needing to be taken to perform its liabilities. The prevented party may be exempt from its liabilities in so far as it makes all its reasonable endeavors to perform this Agreement, but to the extent being delayed or hindered. Both parties agree to try their best efforts to continue to perform this Agreement once the causes of such exemption are corrected and remedied.

Article 11 Transfer

11.1 Without Party A’s consent, Party B shall not transfer or assign its rights and obligations under this Agreement to any third party.

Article 12 Severability

12.1 If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

Article 13 Amendment and Supplement

13.1 Any amendment or supplement to this Agreement shall be made by the parties in writing. The amendments or supplements duly executed by each party shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

Article 14 Miscellaneous

14.1 This Agreement constitutes the entire agreement between both parties and supersedes any and all prior agreements, contracts, understandings and communications, whether oral or written, with respect to the subject matter hereof.

14.2 This Agreement or any of its annexes attached hereto may not be amended or modified, except by a written instrument signed by the duly authorized representatives of both parties and with the approval of both parties by taking appropriate corporate actions.

14.3 Except as otherwise provided for, no failure or delay on the part of either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor does any single or partial exercise preclude the exercise of any other right, power or privilege.

Article 15 Supplementary Provisions

15.1 This Agreement is executed in duplicate, with each party hereto holding one (1) original. All originals shall have the same legal effect. This Agreement shall become effective on and as of the the date first set forth above.

(Signature page below)

(Signature page, no text below)

Party A: Beijing Perfect World Software Co., Ltd. (seal)

Legal representative or authorized representative (signature):

Party B: Perfect World (Beijing) Pictures Co., Ltd. (seal)

Legal representative or authorized representative (signature):